EXHIBIT 99.1

TRANSCRIPT OF INFORMATIONAL PRESENTATION

NEW YORK, NEW YORK

SEPTEMBER 29, 2005

[AMBIENT NOISE]

MITCHELL STEINHAUSE: Hi, everybody, please, let’s get started, thank you. Number one, please, everybody turn off your cell phones. Thank you. I’ll give you a second for that. Okay, thank you very much.

First, I want to thank you for all coming here today, and this following sentence the lawyers have asked me to read: This presentation may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to our future performance, operating results, strategy, and other future events.

Though you’ve seen a lot in the media over the past week or two about NYMEX, your Board – out of respect to you, our colleagues – has refrained from discussing in the press the full details of the investment that we are recommending to you today.

I want to introduce to you some of our speakers – Jim Newsome, our president, Bill Ford, president of General Atlantic, Rich Schaeffer our Vice Chairman, many of our Board members, and representatives of JP Morgan and Skadden Arps, our financial and legal advisors.

Following the conclusion of our prepared remarks, we will take your questions. We ask that you hold off on all your questions until that time. Let’s keep this meeting on a positive note about the future of the Exchange. This shareholders meeting is different from other companies’ because we all know each other. We’re not strangers. We’ve all traded with each other. In fact, you traded with most of the Board members over all these past years, and you never had to doubt the integrity or wonder about the trustworthiness of their trades. I ask you to give us that same consideration as we work toward doing what is in the best interest of the Exchange.

Keep in mind that all of us – you, me, the Board members – share the same basic goals. After the close, we do not change our personalities from traders to Board members. We’re the same people.

The Board is an extension of you – you voted for this Board to protect and advance your interests. We share the same loyalty to the Exchange. We all want NYMEX to be as strong as possible going into the future, and we want to keep a healthy, open outcry trading system. We also recognize the need for electronic trading to complement our open outcry platform.

At the same time, NYMEX has never been more successful. We are posting record contract volumes, our seats are being sold for record amounts and our seat leases are strong. Our e-miNYs and ClearPort are setting records daily. And I heard where they made one today on ClearPort Clearing.

Recognizing this new competitive landscape and looking to capitalize on our recent strong performance, we started a strategic review process this past January to ensure that NYMEX was best positioned for continued success and that NYMEX would continue to execute its ongoing transformation, which we began with our demutualization in year 2000.

The Board heard very clearly last March at the famous town hall meeting that a decision to move forward with a financial event is what the membership wanted, and the Board moved in that direction. The Board took this vocal outcry very seriously and we hired JP Morgan, one of the world’s leaders in investment banking, and Skadden Arps, a prestigious law firm, to guide us in evaluating our options.

Shortly after the March meeting, the team of Blackstone and Battery Ventures presented us with a private equity offer. Our members asked that we look at this offer. We were soon besieged by private equity firms who wanted to buy a piece of NYMEX. In response, we established a process, forming a Special Committee to meet with at least seven to eight leading private equity firms. The Special Committee consisted of myself, Richard Schaeffer, Kevin McDonnell, Gary Rizzi, Eric Bolling, Buck Griswold, who is an independent director, Stan Meierfeld, Scott Hess and Joel Faber. I want to thank all those guys for their hard work and the time that they spent working on this project.

With the help of our advisors, the Special Committee considered a wide range of strategic options for NYMEX, including direct IPO; minority investment from one or more private equity firms; merger or acquisition involving other exchanges; and/or continuing to execute NYMEX’s growth strategy without a major transaction.

The other private equity firms interested in buying a piece of NYMEX each presented to the Special Committee. From that group, the Special Committee decided that General Atlantic and the team of Blackstone and Battery Ventures could become valuable partners to us. General Atlantic and Blackstone/Battery were then each allowed to perform due diligence on the Exchange. Based on their due diligence, both parties then presented their formal proposals to the Board.

Throughout the process, a direct IPO remained a possibility. After months of weighing the virtues of private equity and IPO, the Board overwhelmingly voted in favor of proceeding with a private equity firm, and we felt comfortable that a small minority partner would be a great asset to us as we work toward a successful IPO.

The proposals from General Atlantic and Blackstone were thoroughly evaluated by the Special Committee and then by the full Board. After a thorough review of strategic alternatives and many months vetting potential private equity partners to identify the one with the most relevant experience and best resources for our company, the Board overwhelmingly decided that General Atlantic is that partner, and that their proposed investment offers the best opportunities for NYMEX over the long term.

Some of you have criticized the Board’s decision to accept General Atlantic’s proposal, saying there are higher bids on the table. Let me be clear about this: I hope you have had the chance to read my letter to Michel Marks earlier this week in which I addressed several of his issues. Michel and his group came in at the 11th hour with an expression of interest. Contrary to media reports, no firm offer ever came from him and his group to us. Furthermore, Hellman and Friedman, Michel’s investment backer, had earlier been part of the strategic review process. When the time came to narrow down the number of private equity firms to two, we were comfortable with General Atlantic and Blackstone/Battery Ventures.

Battery Ventures has been part of the review process almost from the beginning, when they partnered with Blackstone to make an offer for a piece of NYMEX. Further, while the revised bid from Battery Ventures placed a higher valuation on the Exchange now, the Board believes that with General Atlantic as our partner we will be able to achieve a higher valuation for the Exchange when we pursue an IPO in the near future. General Atlantic offers us more than just money. They have the right combination of exchange sector experience, capital markets expertise and business knowledge to take us to the next level.

We have reviewed a lot of options since January and the Board overwhelmingly agreed that partnering with General Atlantic is clearly the best choice we can make for the Exchange and for all of you. Delaying the process of moving forward with NYMEX’s continuing transformation will only jeopardize our interests.

The Board is always criticized that our decision-making policy is too slow. Now, we are criticized for making this decision too fast, after months of careful negotiations and deliberations. Any delay would cost us months, not weeks. Timing is critical, and the window of opportunity can close at any moment. At some point, this process must end.

There are a number of reasons why taking on a private equity partner prior to an IPO is the best course of action for NYMEX to pursue. First and foremost, a private equity investment will increase our future value potential. As someone mentioned to me the other day, 90 percent of a bigger pie is a lot better than 100 percent of a smaller pie. Put another way, the benefits of bringing in a private equity investment partner with exchange sector experience and capital markets expertise far outweigh the resulting dilution to you. And keep in mind that shareholders are being paid $160,000 per share for that dilution and keeping 100 percent of their trading rights.

A private equity investment also validates our open outcry trading model and establishes a valuation benchmark for the investment community. The timing of the transaction takes advantage of NYMEX’s record volumes and seat prices.

Finally, a private equity investment provides you, our shareholders, with immediate liquidity.

We chose General Atlantic because it provides the most attractive and complete value equation, consisting of both immediate value and liquidity and long-term value enhancement. They are well respected in the investment community and will bring great value and expertise to the table. They are comfortable with our business plan. They are completely supportive of open outcry, clearing, market data, and ClearPort. They have done many IPOs and they can help us sell our story to Wall Street.

We don’t need another guy on the Board who can do a butterfly swap. Bill and his team will help us enhance our corporate structure, technology, governance policies and other items in preparation for an IPO in the near future. They also will provide us with guidance on improving our operations and financial terms.

Additionally, General Atlantic typically remains invested in companies for years after they go public, sharing the same continuing interests in ongoing value enhancement as all other shareholders. The Board looks forward to working with Bill and his team at General Atlantic to help us make the necessary changes to maximize value over the long term.

I know that pleasing 600 members is impossible, particularly since each of you has your own valuable opinion on the direction of the Exchange. Please try to look at the big picture. As I said earlier, we are the same shareholders as you. We come from the same trading floor as you, and what is good for you affects us the same way.

I’d now like to introduce Bill Ford, president of General Atlantic.

WILLIAM FORD: Thank you Mitchell. We appreciate this opportunity to tell you about General Atlantic, our investment proposal and how we can help the NYMEX become more valuable. All of us at General Atlantic are very excited by the opportunity to invest in NYMEX and become your business and financial partner.

I want to start by telling you a little about the firm and General Atlantic. This year we celebrated the firm’s 25th anniversary, and over that time we have invested in over 150 companies, and built a global organization of 145 people. We have a stable capital base of 10 billion dollars, which is entrusted to us on a long-term basis by 20 families, endowments and foundations, as well as one institution, AIG.

Let me pause here and address an article in today’s newspaper, because that article was only written to mislead you. Here are the facts: General Atlantic doesn’t have any kind of a special arrangement or relationship with Goldman Sachs or any other investment bank. We also don’t have any cross ownership with any investment bank. What the article did not tell you is that every private equity firm does business with all the investment banks, and all have people with investment banking backgrounds. None of our people have any continued ties with any of their former employers. The bottom line is this: only one thing influences GA’s work, and that’s the best interests of our investments. That is what has made us successful.

Getting back to our capital base, because we have long-term investors, we are able to be long-term investors, and really focus on actively building lasting value. Because we don’t have the pressure of needing near-term exits, our investment period is usually five years, and often longer. We also have significant experience helping companies complete IPOs. Of the 150 companies we have invested in, more than 30 have completed initial public offerings. I’ll talk more about how we add value to the IPO process, and beyond, in a few minutes.

We are typically a minority investor, so the role we hope to play as a 10% percent partner in the NYMEX is one we are very comfortable with, and that we have been successful with in the past.

Finally, GA has deep expertise with technology-related businesses. We understand technology, we understand that technology helps different types of companies differently, and we understand that technology isn’t a goal in and of itself, but rather a business tool.

In addition to understanding technology, we also have deep experience in financial services and financial technology.

This slide shows some of the names and logos of just a few of the financial services businesses we have invested in, and worked closely with, over the years. A few that I’ll highlight in particular are E*Trade, Archipelago, Saxo Bank, Marketwatch and Riskmetrics.

I told you I’d discuss our expertise with IPOs in more depth. The points I want to make with this slide are several. First, many of our private equity investments have served as a stepping stone to a high-quality IPO. Second, many of those companies have been able to complete an IPO within 12 to 24 months of our investment, often at a much higher value. And third, and most important, going back to the point I made earlier about our long-term horizon, we stay invested in companies long after the IPO – usually three to five years. That’s important for you, because after the IPO, you’ll still have a very sizable investment in the NYMEX, and you’ll want to keep it growing in value – and we will too.

Which gets me to the last point I’ll make on this slide: an IPO is not the end game, it’s not the goal. It’s a milestone along the way, and getting it right is important because it can set a company like the NYMEX up to remain a competitive leader.

Some of you may be wondering what it is we do to help a company complete an IPO. Of course, every company is different, but in general, as a minority investor, the areas where we often help companies are: improving corporate governance and board processes; bringing internal financial and control systems to the highest possible standards; developing an effective investor presentation for the IPO roadshow; and, importantly, actively supporting an IPO in difficult market environments, by buying shares in the offering if requested.

With my last two slides, I want to share our perspective on the NYMEX and how we think we can help. First and foremost, we recognize the NYMEX as the leading energy and commodities market in the world, bar none. What makes you the leader is liquidity. It is what investors who trade in energy and commodities care most about.

Open outcry is what makes you the liquidity leader. Put simply, it works. It delivers the liquidity that your customers need and it does it better than anything else, so there’s no need for theoretical debates about open outcry versus an all electronic model in commodities. What technology can do is support and strengthen open outcry and make the back office, clearing, as efficient as possible.

Third, the NYMEX is a vertically-integrated business which generates multiple revenue streams. And finally, the NYMEX has the opportunity to expand into new products and new geographies, either on its own or potentially through strategic acquisitions after an IPO gives you the public stock to use as a currency.

Under the terms of the investment proposal, General Atlantic will be a minority investor with one board seat, so we’re never going to be in a role of deciding anything for you. But we will bring our best ideas to your board and management team, and we will dedicate teams of our people to help the NYMEX move forward and make it more valuable to both shareholders and customers.

Based on what we know today, and based on our discussions with your board, here are a few areas where we would focus our efforts. Prior to an IPO, our focus will be on preparing and executing the IPO, working with you to strengthen your corporate governance and board processes and financial systems in preparation for life as a public company, and helping to develop the technology and strategic plan that you’ll market to investors in your IPO.

Following an IPO, we’ll continue to focus on NYMEX’s technology planning. We also anticipate helping to develop and execute a growth strategy that will focus on which new products and new geographies to target, as well as possible acquisitions.

Before I turn it back to Mitchell, I’ll close with two points I hope you’ll take away from my part of this presentation. First, we understand financial services, we understand technology, we understand the transition of going from a private company through an IPO to being a public company. We understand that what makes the NYMEX the leader it is, is open outcry, and open outcry is the business of the NYMEX.

Second, if you choose to move forward with General Atlantic, it is a long-term partnership where we will work together to increase the value of your investment far beyond an IPO.

Thank you for listening to our investment proposal, and I look forward to working with all of you. I have enjoyed getting to know many of you and I look forward to meeting many more of the membership in the days and weeks ahead.

Now I’ll turn it back to Mitchell.

MITCHELL STEINHAUSE: Thanks Bill. Let’s go over the transaction terms. I just want to emphasize that this is a term sheet and there are a lot of details still to be worked out. You will see all the terms once we have a signed, definitive agreement with General Atlantic. We have already communicated to you the material terms of the proposed transaction in our press release and letter to you last week. We’d also like to tell you about some additional terms. We will provide you with hard copies of these slides following the presentation. I will touch on them now.

General Atlantic will invest $135 million for a 10 percent equity position in NYMEX, valuing NYMEX at $1.35 billion post-investment.

NYMEX’s Board will be reduced from 25 to 15 members to enhance its decision-making ability.

Bill Ford will join the Board as representative from General Atlantic. Also, René Kern will serve as a non-voting observer to the Board. The balance of the new Board will consist of NYMEX representatives. Under the terms of the proposed investment, General Atlantic will not be able to seek control of the Board or the removal of any director from the Board.

There will be provisions to protect our open outcry facilities that will remain in the hands of the trading rights owners.

Common stock will be de-stapled from trading rights at the closing of this private equity transaction.

The proceeds of the proposed investment, net of transaction expenses, will be distributed to you in the form of an extraordinary cash distribution in the amount of approximately $160,000 per share. General Atlantic will not participate in this distribution.

Additionally, General Atlantic will hold minimal consent rights over certain matters and be subject to standstill provisions.

There is no break-up fee or expense reimbursement to General Atlantic should a transaction not be consummated.

General Atlantic and NYMEX’s Board and leadership team share a desire to conduct an IPO of NYMEX stock in the near future. As is customary in these sorts of transactions, General Atlantic has negotiated for a limited set of rights in the event that our IPO is delayed.

If there is no IPO by June 30, 2008, General Atlantic will receive a 5 1/2 percent quarterly cash dividend, from the date of closing. If no IPO takes place in five years, General Atlantic may seek to have its shares redeemed at the original purchase price plus accrued and unpaid dividends in return for their 10 percent ownership stake, which will go back to you.

Further details will be available in the proxy materials that we will mail to all of you and file with the SEC once we have reached a definitive agreement with General Atlantic.

You will have plenty of time to review all of the terms of the proposed transaction and vote on it. Our plan to conduct an IPO also will be subject to yet another vote by you.

This decision was made through a thorough, orderly and well-publicized review of a wide range of strategic options. The Board is confident that General Atlantic is the best partner for us, because they provide us with the best opportunity to achieve the highest possible valuation for a potential IPO in the near future and beyond.

Let me give you a sense of what to expect over the coming months with the General Atlantic transaction. Your Board and its advisors are presently working with General Atlantic to reach a definitive agreement on the proposed transaction. Once we have a definitive agreement, we will expect to submit shareholder proxy materials to the SEC for their review. Once the proxy materials have been cleared by the SEC, we will mail them to you at least 30 days prior to the shareholders meeting, currently expected to be in December or January. Subject to your approval, the closing of the transaction will happen shortly thereafter.

Keep in mind that your board, NYMEX’s leadership team and General Atlantic are still working hard toward the goal of a successful IPO. We will keep you as well informed as possible as we move forward in this process.

With that, I’ll now turn the floor over to Jim Newsome, who will give you an update on other NYMEX initiatives. Jim…

JAMES NEWSOME: Thank you Mr. Chairman. It’s certainly an honor for me to be here today, representing the staff. I realize that the topics and update that I am to provide are not the priority, so I will be brief.

I wanted to start with Washington. Washington is not an issue that many of you think about every day. I came from Washington, so certainly it is a bit more of a priority to me. But at this point, there are more issues in watching, dealing with energy and NYMEX than ever in the history of our Exchange.

CFTC reauthorization, a government accounting office review of our activities at NYMEX, the Energy Bill, certainly higher and more volatile energy markets, the hurricanes have even raised that to a higher level. Already this year, I’ve been in Washington twice to testify before the Congress, and certainly there are other times expected. I guess the point is that Washington is looking at energy prices very, very closely. They can easily put language in a bill and not think twice about it that can have a huge negative impact on our business.

And I wanted to mention a couple of the issues that they’re considering. They are currently considering what they’re calling Energy Bill II, and that’s an energy bill before the House Energy Committee which contains the provisions for the Federal Trade Commission to do a study on refined petroleum products specifically at the New York Mercantile Exchange. They point us out specifically. We are working to either have that provision removed, or to have CFTC do a study, and broad and beyond just the NYMEX market place.

Natural gas pricing – There’s a bill sponsored by Rep. Sam Graves of Missouri that is aimed specifically at natural gas pricing and contains several provisions that are very negative to NYMEX. Some of those include lower price limits, lower position limits, and would move natural gas regulation back to the pre-CFMA status. One proposal limits futures price changes to eight percent of the previous day’s settlements. Certainly any of those, enacted alone – I don’t have to tell you how negative it would be on our business.

Thus far, we have been able to gather enough support to defeat these ideas in committees or should they be offered through amendments to the Commodity Exchange Act. However, due to market conditions, particularly post-Katrina, these issues are not dead.

Congress is currently looking at accusations of gasoline price gouging, most directed toward the oil industry.

Language in the Energy Bill II, as I commented on a few moments ago, would not only mandate this FTC investigation into gasoline pricing but would also look at evidence of gouging. There is a group of congressmen who have asked us for further information regarding, among other things, our market surveillance program in the aftermath of Katrina, and the breakdown of commercial traders versus speculators.

We are watching this very, very carefully. Most of you know that we have re-opened our office in Washington, and we have a very competent staff working on our behalf. We will continue to monitor these issues, and certainly if issues arise that we think we need the membership’s assistance on, we will not hesitate to contact you. But I wanted to take this opportunity to thank those of you that have been generous supporters of our PAC, because it does make a difference.

Next, I wanted to talk about a couple of our business projects, and I’ll start with our European efforts. We had a very successful launch in our London exchange a couple of weeks ago, but this is not an easy process. Those of you that have been around for years know how difficult it is to start a new product, and many of our most successful products traded at NYMEX took months, months and some years to get off the ground. And that’s the stage that we’re in with London.

We’re not naïve about how difficult this process is, nor do we plan to try and compete in London with just a single product or a couple of products. We’re looking at the development of a range of new products that include regional electricity, natural gas products to be traded and cleared, and then we’re very excited about the potential to develop a Urals contract, the Russian crude contract. Not only are we excited about it, but major market participants are very excited about the opportunity to manage risk with regard to crude coming out of Russia. So we’ll keep you updated in terms of that process.

But we are building a business. It’s going to take time. We’re continuing to stress to our customers that the stability and reliability of the FSA regulation in Europe and the capital efficiency of our clearinghouse in New York.

I wanted to give special gratitude to several of our Board members who have put their hearts and soul into this project, first and foremost Kevin McDonnell, Stevie Ardizzone, and there are others. A lot of these guys have gone beyond the call of duty in terms of supporting this effort, not only with their time but with their money as well, and we should all be grateful to them.

Secondly, our project in the Middle East, in Dubai – most of you know that we signed a 50/50 joint venture with Dubai Holding to develop the Dubai Mercantile Exchange with a primary goal of developing a benchmark crude in the Middle East.

Again, there has been a lot of effort on behalf of certain Board members – of Scott Hess, Steve Forman, Gordon Rutledge. And Gordon is going to serve as the COO and the interim CEO of that project. In fact, there are a group of us headed over tonight, after this meeting, to continue to further that process. Again, we’re building a business. It’s a difficult process, but we certainly think we have tremendous opportunity, not only in determining a benchmark crude product in the Middle East, but also in regional energy products as well as metals within that area.

Again, it’s a long-term project. We don’t expect success overnight. But we do think that there is a tremendous amount of potential with regard to the Dubai Mercantile Exchange.

I don’t have to tell you guys how the markets have performed this year. You know it better than I. But certainly NYMEX is headed toward another record year. Seat sales broke a record on Tuesday for the second time in a week, at $2.85 million. We’ve set numerous volume records – daily, weekly, monthly, and are certainly on track to set a new record for this year.

175 new products were launched on NYMEX ClearPort system over the last couple of years. And this slate now accounts for roughly one-third of our daily volume. We’re clearing a significant volume of Singapore and European fuel oil swaps. The cleared-only volume on NYMEX ClearPort is being offset on the floor, and it’s helping generate additional open outcry, both income and contracts.

Even though I’ve only been here a year, many of those that have been here longer tell me that it’s the busiest time in the history of the Exchange, and I certainly can believe that. The senior staff and the staff from top to bottom are spending countless hours working on projects on behalf of the Exchange. We are involved in numerous activities, primarily implementation of Board of Directors policy, whether that be market data fee collection improvement, the development of a security lending program, or due diligence with regard to private equity potential partners.

We’re working long, hard hours to develop new products, and we’re working hard to expand the brand of NYMEX, both domestically and globally. Thank you.

MITCHELL STEINHAUSE: Thank you, Jim. We are excited to partner with General Atlantic and move NYMEX forward. This critical window of opportunity will not last forever, so delaying the process is not an attractive option. We are operating from a position of strength, and we must act now. To do otherwise will jeopardize the long-term success of NYMEX and the interests of all of us.

I encourage you to read the proxy statement material we will mail to you and file with the SEC once we have reached a definitive agreement with General Atlantic. Once you have reviewed all of the facts, we know you will agree that General Atlantic is the best partner to help us move forward and continue to execute our ongoing transformation for the benefit of NYMEX and all of us.

We are all together in this, so I welcome your continued input and feedback. With that, I’ll take the first question.

QUESTIONS & ANSWERS

MITCHELL STEINHAUSE: As a reminder, a replay of this meeting will be available tomorrow via Webcast and conference call. Instructions on how to access the Webcast and conference call are available in the Shareholder Relations section of NYMEX’s Web site at www.nymex.com.

We will also be compiling questions we receive from you and we will update you periodically on the Web site.

I want to thank everybody, and hopefully we’ll become an IPO real soon. Thank you.

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